Filed Pursuant to Rule 433

Registration Statement No. 333-196419

May 19, 2015

Final Term Sheet

Fiserv, Inc.

$850,000,000 2.700% Senior Notes Due June 1, 2020

$900,000,000 3.850% Senior Notes Due June 1, 2025

Issuer:	Fiserv, Inc.
Ratings*:	Baa2 (stable) by Moody’s and BBB (stable) by S&P
Format:	SEC Registered
Trade Date:	May 19, 2015
Settlement Date (T+3):	May 22, 2015

2.700% Notes due 2020

Principal Amount:	$850,000,000
Maturity Date:	June 1, 2020
Interest Payment Dates:	June 1 and December 1 of each year, beginning December 1, 2015
Benchmark Treasury:	UST 1.375% due April 30, 2020
Benchmark Price / Yield:	99-00 / 1.586%
Spread to Benchmark:	T+115 bps
Yield to Maturity:	2.736%
Coupon:	2.700%
Price to Public:	99.832% of the principal amount
Redemption:	At any time prior to May 1, 2020, Make-Whole Call as set forth in the preliminary prospectus supplement (T+20 bps). At any time on or after May 1, 2020, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN:	337738 AN8 / US337738AN81

3.850% Notes due 2025

Principal Amount:	$900,000,000
Maturity Date:	June 1, 2025
Interest Payment Dates:	June 1 and December 1 of each year, beginning December 1, 2015
Benchmark Treasury:	UST 2.125% due May 15, 2025
Benchmark Price / Yield:	98-26 / 2.258%
Spread to Benchmark:	T+160 bps
Yield to Maturity:	3.858%
Coupon:	3.850%
Price to Public:	99.933% of the principal amount
Redemption:	At any time prior to March 1, 2025, Make-Whole Call as set forth in the preliminary prospectus supplement (T+25 bps). At any time on or after March 1, 2025, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN:	337738 AP3 / US337738AP30

***

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

J.P. Morgan Securities LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

RBS Securities Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

The Huntington Investment Company

KeyBanc Capital Markets Inc.

Comerica Securities, Inc.

Wedbush Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email to dg.prospectus_requests@baml.com or by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or by email to wfscustomerservice@wellsfargo.com.